EXHIBIT 99.1
TRIDENT MICROSYSTEMS REPORTS FINANCIAL RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR 2005
June quarter grew sequentially by 29%
September guidance raised to 35-40% sequential growth
Sunnyvale, Calif., — July 27, 2005: Trident Microsystems, Inc. (NASDAQ: TRID) a leading provider of digital TV technology for the consumer digital video marketplace today announced for the fourth fiscal quarter of 2005, ending June 30, 2005, the Company achieved net revenues of $20,886,000, a sequential increase of 29% from the $ 16,136,000 reported in the March quarter and a 65% year over year increase from the $12,646,000 reported in the quarter ended June 30, 2004. The Company announced net revenue for all of fiscal 2005 of $69,011,000, a year over year increase of 31% from the $52,551,000 reported for fiscal 2004.
A net loss of $6,855,000 was recorded in the fourth quarter ended June 30, 2005, on a generally accepted accounting principles (GAAP) basis, or $0.27 per share on a diluted basis, which included $7,755,000 in amortization of stock-based compensation relating to the purchase of the minority interest in our TTI subsidiary, $1,121,000 charged to cost of revenue relating to amortization of intangibles and $366,000 charged to cost of revenue relating to inventory sold from our acquisition of the minority interest in TTI. This compares to net income on a GAAP basis of $989,000 or $0.04 per share on a diluted basis in the June 30, 2004 quarter, which included $214,000 in amortization of stock-based compensation relating to TTI options, and $733,000 in gains on the sales of investments.
Pro forma net income in the quarter ended June 30, 2005, was $2,421,000, or $0.09 per share on a diluted basis and excludes the items noted above. This compares to pro forma net income of $470,000 or $0.02 per share on a diluted basis in the fourth quarter of 2004.
For the year ended June 30, 2005 pro forma net income was $5,339,000, or $0.18 per share on a diluted basis which excludes a gain on investments of $ 331,000 in-process research and development expense of $5,171,000, and other TTI related charges of $9,512,000 in amortization of stock-based compensation, $1,155,000 amortization of intangibles and $ 366,000 charge to cost of revenue. This compares to pro forma net income of $2,570,000 or $0.10 per fully diluted share for the fiscal year ended June 30, 2004, those amounts exclude $ 9,794,000 in gains on the disposition of certain investments and $2,170,000 in taxes related to those gains. A reconciliation between net income on a GAAP basis and pro forma net income/loss is provided in a table following the pro forma consolidated statement of operations.
“The continued successful ramp of our SVP-EX product — leveraged with the large volume requirements from several top-tier OEM’s, continues to fuel our strong growth momentum in the LCDTV market” said Frank Lin, Trident’s CEO. “The LCDTV revenue has achieved a 50% sequential growth in the June quarter and Flat Panel television applications in total now contribute 73% of our total revenue. In the seasonally stronger half of the year, we are forecasting revenue from flat panel TV’s to grow by approximately 50-55% in the September quarter. Based on relevant statistics from leading market survey organizations, the flat panel TV market is finally poised for a significant expansion in the next few years due to the advent of more affordable TV pricing combined with improved content available through HDTV broadcasting. As we look into 2006 our prospects for market share expansion are promising. We are planning to further solidify our existing strong position among the top six OEM’s and based on that strong position, we are seeing many more opportunities across all screen sizes to work with important ODM suppliers and key second and third tier accounts. Our strong market position in larger screen sizes, in particular 23” and above, should serve us well as this screen size segment is forecast by Display Search, a leading independent market survey organization, to expand from 49% to 71% of all LCD TV’s in calendar 2006. Being well positioned, with the right products at the right time, targeted at the right market segments, and being endorsed by the top customers with the influence this has on the rest of the market have been the critical components of our plan for success” continued Frank Lin.
“Overall, our revenues grew by 29% in the June quarter and we expect our total revenue in the September quarter to grow sequentially by 35 ~ 40%. We are also maintaining our previous guidance of 20 ~ 25% sequential growth from the September to the December quarter”.
“On the development front, we have successfully begun sampling our next generation products for evaluation for Calendar 2006 product introductions. SVP-LX is our first product to support 1080P HD panel, and the SVP-PX — which will have HDMI integrated, is the successor to the current SVP-EX. Both products have many video quality feature enhancements and have been well received by the top-tier OEM’s. We believe the timely introduction of these two new products will leave us well positioned to hold and potentially gain market share for calendar 2006 product introductions.”
We are also encouraged by the market penetration of our first generation HiDTV product for the integrated Digital TV market with nine different customers working on both ATSC and DVB implementations. We have been working closely with these customers for many months and we believe several are nearing successful product introductions. In addition, the FCC recently decided to pull-in the schedule of digital TV deployment. We believe this creates an advantage for our new HiDTV technology — where we leverage our strong position in video display technologies by expanding to include HD Decode. We are on track to deliver our second generation HiDTV Pro product in the second half of calendar 2005. We believe this will position us for similar success among the top-tier OEMs as our SVP-EX/LX/PX product family.
About Pro Forma adjustments
     To supplement the consolidated financial results prepared under generally accepted accounting principles (“GAAP”), Trident uses a non-GAAP conforming, or pro forma, measure of net income that is GAAP net income adjusted to exclude certain costs, expenses and gains. Pro forma net income gives an indication of Trident’s baseline performance before gains, losses or other charges that are considered by management to be outside the company’s core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with, or an alternative for, GAAP and may be materially different from pro forma measures used by other companies. Trident computes pro forma net income by adjusting GAAP net income for the impact of certain investment gains (or losses) and excluding various items related to the acquisition of the TTI minority interest, including amortization of deferred stock compensation, amortization of intangible assets and charges for in–process research and development costs. A reconciliation between net income/loss on a GAAP basis and pro forma net income is provided in a table following pro forma consolidated financial statements.

Webcast, Teleconference and Taped Replay
The Company also announced that it will hold a conference call to discuss the earnings, which will be held on Wednesday, July 27, 2005 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Shareholders may participate in the call by calling 617-614-3672 passcode 38883238. The conference call will also be webcast by Thomson/CCBN and can be accessed at Trident’s web site at: http://www.tridentmicro.com. A replay of the conference call will be available from 5:00 p.m. Pacific Time July 27, 2005 until midnight Pacific Time August 3, 2005 and can be accessed by calling 617-801-6888 using passcode 89979558.
Forward-Looking Information
This press release contains forward-looking statements, including statements which use the words “expect,” “hope,” “anticipate,” “believe,” “potential” and similar words, including our statements regarding financial expectations and our expectations regarding market leadership, product introductions and design-wins. The forward-looking statements above are subject to certain risks, and actual results could vary materially depending on a number of factors. These risks include, in particular, changes in trends in the DPTV industries, whether the Company is able to achieve timely product introductions, the failure to obtain design wins among major OEMs for the Company products, and competitive pressures, including pricing and competitors’ new product introductions. Additional factors that may affect the Company’s business are described in detail in the Company’s filings with the Securities and Exchange Commission.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Sunnyvale, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, and DCRT. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.
Trident is a registered trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.
For Press Releases:
Trident Microsystems, Inc.
Investor Relations
      Tel: (408) 991-8800
Email: Investor@tridentmicro.com
Web site: http://www.tridentmicro.com

Trident Microsystems, Inc.
Consolidated Statement of Operations

	Three Months Ended			Twelve Months Ended

	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, except per share data, unaudited)	2005	2005	2004	2005	2004

Net revenue	$20,886	$16,136	$12,646	$69,011	$52,551

Cost of revenue	9,552	7,170	5,498	31,029	23,674

Amortization of intangibles	1,121	—	—	1,121	—

Gross profit	10,213	8,966	7,148	36,861	28,877
% of net revenue	48.9%	55.6%	56.5%	53.4%	55.0%

Research and development expenses	10,311	5,481	3,599	26,088	11,475
% of net revenue	49.4%	34.0%	28.5%	37.8%	21.8%

Selling, general and administrative expenses	6,472	2,940	2,739	14,503	12,968
% of net revenue	31.0%	18.2%	21.7%	21.0%	24.7%

In-process research and development expenses	—	4,586	—	5,171	—
% of net revenue	—	28.4%	—	7.5%	—

Income (loss) from operations	(6,570)	(4,041)	810	(8,901)	4,434
% of net revenue	(31.5)%	(25.0)%	6.4%	(12.9)%	8.4%

Gain on investments, net	—	—	733	331	9,794

Interest and other income(expense), net	205	209	152	641	(104)

Minority interests in subsidiaries	—	(263)	(508)	(1,179)	(1,832)

Income (loss) before income taxes	(6,365)	(4,095)	1,187	(9,108)	12,292
% of net revenue	(30.5)%	(25.4)%	9.4%	(13.2)%	23.4%

Provision for income taxes	490	420	198	1,426	2,704
% of net revenue	2.3%	2.6%	1.6%	2.1%	5.1%

Net income (loss)	$(6,855)	$(4,515)	$989	$(10,534)	$9,588
% of net revenue	(32.8)%	(28.0)%	7.8%	(15.3)%	18.2%

Basic net income (loss) per share	$(0.27)	$(0.19)	$0.04	$(0.44)	$0.43

Common shares used in computing basic per share amounts	25,550	23,340	22,850	23,709	22,349

Diluted net income (loss) per share	$(0.27)	$(0.19)	$0.04	$(0.44)	$0.38

Common and common equivalent shares used in computing diluted per share amounts	25,550	23,340	25,265	23,709	25,011

Trident Microsystems, Inc.
Pro Forma Consolidated Statement of Operations

	Three Months Ended			Twelve Months Ended

	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, unaudited)	2005	2005	2004	2005	2004

Net revenue	$20,886	$16,136	$12,646	$69,011	$52,551

Cost of revenue	9,186	7,170	5,498	30,663	23,674

Gross profit	11,700	8,966	7,148	38,348	28,877
% of net revenue	56.0%	55.6%	56.5%	55.6%	55.0%

Research and development expenses	5,942	4,938	3,536	20,606	11,351
% of net revenue	28.4%	30.6%	28.0%	29.9%	21.6%

Selling, general and administrative expenses	3,052	2,663	2,588	10,439	12,486
% of net revenue	14.6%	16.5%	20.5%	15.1%	23.8%

Income from operations	2,706	1,365	1,024	7,303	5,040
% of net revenue	13.0%	8.5%	8.1%	10.6%	9.6%

Interest and other income(expense), net	205	209	152	641	(104)

Minority interests in subsidiaries	—	(263)	(508)	(1,179)	(1,832)

Income before income taxes	2,911	1,311	668	6,765	3,104
% of net revenue	13.9%	8.1%	5.3%	9.8%	5.9%

Provision for income taxes	490	420	198	1,426	534
% of net revenue	2.3%	2.6%	1.6%	2.1%	1.0%

Net income	$2,421	$891	$470	$5,339	$2,570
% of net revenue	11.6%	5.5%	3.7%	7.7%	4.9%

Basic net income per share	$0.09	$0.04	$0.02	$0.23	$0.11

Common shares used in computing basic per share amounts	25,550	23,340	22,850	23,709	22,349

Diluted net income per share	$0.09	$0.03	$0.02	$0.18	$0.10

Common and common equivalent shares used in computing diluted per share amounts	28,007	25,643	25,265	26,002	25,011

A reconciliation between net income (loss) on a GAAP basis
and pro forma net income is as follows:

	Three Months Ended			Twelve Months Ended

	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, except per share data, unaudited)	2005	2005	2004	2005	2004

GAAP net income (loss)	$(6,855)	$(4,515)	$989	$(10,534)	$9,588
Adjustment to cost of revenue	366	—	—	366	—
Amortization of intangibles	1,155	—	—	1,155	—
In-process research and development expenses	—	4,586	—	5,171	—
Amortization of stock-based compensation	7,755	820	214	9,512	606
Gain on investments, net	—	—	(733)	(331)	(9,794)
Income taxes on investments	—	—	—	—	2,170

Pro forma net income	$2,421	$891	$470	$5,339	$2,570

Basic net income per share	$0.09	$0.04	$0.02	$0.23	$0.11

Common shares used in computing basic per share amounts	25,550	23,340	22,850	23,709	22,349

Diluted net income per share	$0.09	$0.03	$0.02	$0.18	$0.10

Common and common equivalent shares used in computing diluted per share amounts	28,007	25,643	25,265	26,002	25,011

Trident Microsystems, Inc.
Consolidated Balance Sheet

	June 30,	March 31,	June 30,
(in thousands, unaudited)	2005	2005	2004

ASSETS

Current assets
Cash and cash equivalents	$37,598	$32,971	$32,488
Short-term investment - UMC	54,555	45,454	51,843
Accounts receivable, net	6,317	3,959	2,436
Inventories	2,735	2,838	2,737
Prepaid expenses and other current assets	2,308	2,401	1,087

Total current assets	103,513	87,623	90,591

Property and equipment, net	2,154	1,990	2,372
Long-term investments - other	3,200	3,200	2,720
Other assets	1,397	1,562	573
Intangible assets	23,830	26,029	—

Total assets	$134,094	$120,404	$96,256

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$6,678	$5,583	$3,180
Accrued liabilities	10,009	8,950	8,287
Deferred income taxes	3,561	—	2,694
Income taxes payable	5,181	5,187	4,260

Total current liabilities	25,429	19,720	18,421
Minority interests in subsidiaries	20	58	4,023

Total liabilities	25,449	19,778	22,444
Stockholders’ equity
Capital stock	125,959	123,444	48,453
Stock-based compensation	(36,280)	(43,099)	(2,687)
Retained earnings	13,625	20,480	24,159
Accumulated other comprehensive income (loss)	5,341	(199)	3,887

Total stockholders’ equity	108,645	100,626	73,812

Total liabilities and stockholders’ equity	$134,094	$120,404	$96,256